RESTATED CERTIFICATE OF INCORPORATION

                               OF

                      SEABOARD CORPORATION


     It is hereby certified:

     FIRST:    1.   The   present    name   of  the   corporation
(hereinafter  called  the "Corporation") is SEABOARD CORPORATION.

               2. The name under which the Corporation was originally incorporated is HATHAWAY BAKERIES, INC., and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is July 24, 1946.

     SECOND: The provisions of the Certificate of Incorporation of the Corporation, as heretofore amended and/or supplemented, hereby are further amended and hereby are restated and integrated into the single instrument which is hereinafter set forth, and which is entitled "Restated Certificate of Incorporation of Seaboard Corporation."

     THIRD: The Board of Directors of the Corporation proposed, and the Stockholders of the Corporation adopted, this Restated Certificate of Incorporation pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

               1.   The   present   name   of   the   corporation
(hereinafter called  the  "Corporation") is SEABOARD CORPORATION.

               2. The name and address of the Corporation's registered agent is Corporation Service Company, 2711 Centerville
Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.

               3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

               4.   The  total  number   of   shares   which  the
Corporation shall have  authority   to  issue  is one million two
hundred fifty thousand (1,250,000) shares of common stock of the par value of $1 per share.

               5. In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is authorized to adopt, amend or repeal the By-Laws of the Corporation.

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               6.   To the fullest extent permitted by applicable
law, the Corporation shall indemnify and reimburse each Director and officer of the Corporation, and each person who is or was serving at the request of the Corporation as a director or officer of another corporation partnership, joint venture, trust, limited liability company or other enterprise, for and against all liabilities and expenses imposed upon or reasonably incurred by him or her in connection with any action, suit or proceeding which he or she may be involved or with which he or she may be threatened by reason of his or her being or having been a Director or officer of the Corporation or of his or her being or having been a director or officer of another corporation, partnership, joint venture, trust, limited liability company or other enterprise at the request of the Corporation. The right of indemnification and reimbursement of each such person shall continue whether or not he or she continues to be such Director or officer at the time such liabilities or expenses are imposed upon or incurred by him or her and shall include, without being
limited   to,   attorneys'  fees,  court  costs,  judgments   and
compromise   settlements.   The  right   of   reimbursement   for
liabilities and expenses so imposed or incurred shall include the right to receive such reimbursement in advance of the final disposition of any such action, suit or proceeding upon the Corporation's receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Corporation pursuant to law or this paragraph.

                    Notwithstanding the foregoing, the Corporation shall be required to indemnify a person otherwise entitled to indemnification under this Certificate of Incorporation in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in advance by the Board of Directors.

                    The rights of indemnification and reimbursement hereby provided shall not be exclusive of other rights to which any Director or officer may be entitled. As used in this article the terms "Director" and "officer" shall include their respective heirs, executors and administrators.

               7. Meetings of stockholders may be held without the State of Delaware if the By-Laws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be from time to time designated by the Board of Directors or in the By-Laws of the Corporation. Elections of Directors need not be by ballot unless the By-Laws shall otherwise provide.

               8. No Director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such Director as a director. Notwithstanding the foregoing sentence, a Director shall be liable to the extent provided by applicable law (i) for breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. Neither the amendment nor repeal of this article, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this article shall eliminate or

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reduce  the  effect  of  this article in respect  of  any  matter occurring, or any cause of action, suit or claim that, but for the article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

               9.   The  Corporation reserves the right to amend,
alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, said Seaboard Corporation has caused this Certificate to be signed by Steven J. Bresky, its President, and attested by David M. Becker, its Secretary, this 4th day of May, 2009.

                                   SEABOARD CORPORATION



                                   By:  /s/ Steven J. Bresky
                                        Steven J. Bresky, President

Attest:



     /s/ David M. Becker
     David M. Becker, Secretary

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